Exhibit 10.4

STOCK DIVIDEND RELATED
EMPLOYEE SAR FORM

<Participant Full Name>

Dear <Participant First Name>,

On May 16, 2014, Discovery Communications, Inc. (the “Company”) declared a special dividend of shares of the Company's Series C Common Stock (the “Stock Dividend”) payable on August 6, 2014 (the “Dividend Date”) to holders of record of the Company's Series A Common Stock, Series B Common Stock and Series C Common Stock as of the close of business on July 28, 2014. You are the holder of an unexercised stock appreciation right (or “SAR”) dated <date> which gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series A Common Stock on the date the SAR was granted to you (the base price) and the value when you exercise the SAR (a “Series A SAR”). To maintain the value of your Series A SAR following the Dividend Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has determined it equitable and appropriate to adjust the Base Price per Share (as defined in the cover letter to your Series A SAR grant agreement (the “Grant Agreement”)) of your Series A SAR, consistent with the adjustment provisions of the Company equity plan under which your Series A SAR was granted. The Base Price per Share of your Series A SAR is now <new Base Price per Share>. The terms of your Series A SAR as documented in your Grant Agreement, including how and when you may exercise your SAR, are otherwise unchanged and remain in full force and effect.

In addition, the Compensation Committee further determined it equitable and appropriate for the Company to adjust your Series A SAR by issuing you an additional SAR which gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series C Common Stock as of the Date of Grant of your Series A SAR and the value when you exercise the SAR, assuming that you satisfy the conditions of the Plan and the implementing agreement (a “Series C SAR”). Because this adjustment to your Series A SAR is intended to preserve the benefits or potential benefits of your Series A SAR immediately before the Dividend Date, the number of SAR shares granted under your Series C SAR is equal to the number of SAR shares underlying the unexercised portion of your Series A SAR as of the Dividend Date and the terms of your Series C SAR, including the Date of Grant, Base Price per Share (as adjusted and described above), Exercisability Dates, and Term Expiration Date, are otherwise identical to the terms of your existing Series A SAR. A Series C SAR cover letter (the “Series C Cover Letter”) is attached hereto. The Series C SAR documented in your Series C Cover Letter shall otherwise be subject to the same terms and provisions as are set forth in your Series A SAR Grant Agreement, and references to “Series A common stock” in the Grant Agreement shall mean “Series C common stock” for this purpose.

If you have any questions or require additional information, you can email pepquestions@discovery.com, or call the Compensation Hotline at + 1 240-662-3493.

<Participant Full Name>

Dear <Participant First Name>

In connection with the special dividend by Discovery Communications, Inc. (the “Company”) of shares of its Series C Common Stock, and consistent with the adjustment provisions of the Company equity plan under which your Series A SAR (defined below) was granted, you have been given a stock appreciation right (or “SAR”). This stock appreciation right (the “Series C SAR”) gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series C Common Stock as of the Date of Grant (defined below) (the base price) and the value when you exercise the SAR, assuming you satisfy the conditions of the Company equity plan (the “Plan”) under which this grant is made and the implementing agreement. The terms of this stock appreciation rights grant are the same as the terms of your stock appreciation rights grant dated <date> (the “Series A SAR”), after reduction for portions of that SAR you have already exercised. As such, this Series C SAR is subject to the terms and conditions described in your Series A SAR grant agreement (the “Grant Agreement”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding the terms of your award are provided in your Grant Agreement and in the Plan.

SAR Grant Summary

Date of Grant	<Series A SAR Grant Date>
SAR Shares	<Number of SARS Underlying Unexercised Portion of Series A SAR>
Base Price per Share	<Base Price>
Exercisability Dates
Beginning with the Dividend Date, 25% of the SAR Shares are treated under this Series C SAR as though they would have (or will) become exercisable upon the 1st anniversary of the Date of Grant, and an additional 25% of the SAR Shares are treated in the same way with respect to each of the 2nd, 3rd, and 4th anniversaries of the Date of Grant.

Term Expiration Date	<Series A Expiration Date>

•
You have been granted a stock appreciation right with respect to a certain number of shares of Discovery Communications, Inc. Series C Common Stock at a specific price. The Date of Grant of your SAR is the same as the Date of Grant of your Series A SAR. The total number of shares under your grant is in the chart above under “SAR Shares” and is equal to the number of shares of the Company’s Series A Common Stock underlying the unexercised portion of your Series A SAR. The base price per share is under “Base Price per Share.”

•
The potential value of your SAR increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You may not exercise the SAR (convert it into cash) until it becomes exercisable. The timing on which your SAR becomes exercisable is determined by the Series A SAR with respect to which it was issued, in each case, assuming you remain an employee of the Company or an eligible Subsidiary and subject to the terms in the Grant Agreement. For example, if your Series A SAR was granted before August 6, 2010, the Series C SAR will be fully exercisable on grant. A Series A SAR granted on March 15, 2012 would mean that the Series A SAR will be 50% exercisable on grant and an additional 25% on each of March 15, 2015 and 2016, assuming continued employment.

•
Whether or not you decide to exercise your SAR is your decision, and you have until the SAR expires (which will be no later than the seventh anniversary of the Date of Grant, <Expiration Date>, but can end earlier in various situations) to make that decision. You should carefully review the terms of your Series A award agreement to determine if an automatic exercise provision applies to your award. If the automatic exercise provision does not apply you must take action to exercise your award prior to the expiration date.

•	In most countries, you will be taxed on your SAR as soon as you exercise the SAR. However, tax laws vary by country, so please check with your tax advisor or government tax office.

You can access the PEP portal for updates and information, email pepquestions@discovery.com, or call the Compensation Hotline at + 1 240-662-3493 with any questions.